Exhibit 3.2

BYLAWS

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(As amended March 25, 1970; February 29, 1972; February 27, 1973; February 1, 1983; February 3, 1987; February 9, 1988; February 11, 1992; February 28, 1995; March 21, 2000; February 17, 2004; March 1, 2005; March 7, 2011; August 14, 2020 and June 30, 2025)

ARTICLE I — Purposes and Powers

Section l. Purposes.

The purposes of National Rural Utilities Cooperative Finance Corporation (hereinafter called the Association) shall be as stated in its Articles of Incorporation.

Section 2. Powers.

(a) For the accomplishment of its purposes, the powers of this Association shall be those conferred upon it by the District of Columbia Cooperative Association Act (hereinafter referred to as the Act).

(b) The Association shall engage only in those activities directly related to carrying out its purposes as stated in its Articles of Incorporation, and shall at no time furnish services, other than financing services, provided to, or engage in activities, other than financing activities, conducted for its Class A, Class B, and Class C members by a Class D member.

ARTICLE II—Members and Membership; Associates

Section 1 Eligibility for Membership.

The original subscribers to membership shall constitute the initial membership of the Association, and they are designated charter members without payment of membership fee. Charter memberships shall terminate when members have been admitted to membership from all districts established in Article IV, Section 3 of these Bylaws. Other than the charter members, membership in the Association shall be limited to the following classes:

Class A.

Cooperative or nonprofit corporations, public corporations, utility districts, and other public bodies, which have received or are eligible to receive a loan or commitment for a loan from the Rural Utilities Service or any successor agency, and which are engaged or planning to engage in the furnishing of utility services to their members and patrons for their use as ultimate consumers.

Class B.

Cooperative or nonprofit corporations which are federations of Class A members or of other Class B members, or both, or which are owned and controlled by Class A members or by other Class B members, or both, and which are engaged or planning to engage in the furnishing of utility services primarily to Class A members or other Class B members.

Class C.

Statewide and regional associations which are wholly-owned or controlled by Class A members or Class B members, or both, or which are wholly-owned subsidiaries of a CFC member, and which do not furnish utility services but which supply other forms of service to their members.

Class D.

National associations of cooperatives which are Class A, Class B, and Class C members, provided said national associations have, at the time of admission to membership in this Association, members domiciled in at least 80 percent of the states of the United States.

Section 2. Eligibility for Association.

An Associate relationship with the Association shall be limited to nonprofit groups or entities organized on a cooperative basis, which are owned, controlled, or operated by Class A, B, C or D members of the Association, and which are engaged in or plan to engage in the furnishing of non-electric services, including without limitation telecommunication services, primarily for the benefit of ultimate consumers. No Associate shall be entitled to vote at any meeting of the members, whether district or annual, or to be counted for purposes of determining whether the requisite number of members is present to constitute a quorum at any meeting or has requested the call of a special meeting. Trustees, directors, and chief executives of Associates shall not by virtue of any of these offices be eligible for election to the Board of Directors.

Section 3. Method and Terms of Admission to Membership or Association.

(a) An applicant for membership or association shall make application therefor on a form which shall be specified by the Board of Directors, and shall forward said application to the Secretary accompanied by payment of a fee which shall be $1,000.00 for organizations classified as Class A, Class B, and Class D in Article II, Section 1, and Associates in Article II, Section 2, and $200.00 for organizations classified as Class C in Article II, Section 1 of these Bylaws.

(b) The Secretary shall present each application with the required accompanying documents and payment of membership fee to the Board of Directors for approval; and upon determination that the applicant has fully complied with the eligibility and other requirements of these Bylaws, the applicant may be admitted to membership. A certificate of membership, in form as specified by the Board of Directors and complying with the requirements of the Act, shall be issued to the applicant upon admission to membership and, subject to Article II, Section 7, the applicant shall have all the rights, privileges, duties, and responsibilities of membership from and after the date of such issuance.

Section 4. Property Rights of Members; Non-Liability for Debts of the Association.

The property rights of all members shall be equal; they shall be entitled to the return of the par value of their membership certificates when and as provided by law, and in the Articles of Incorporation and these Bylaws. The property of the members of the

Association shall be exempt from execution for the debts of the Association and no member shall be liable or responsible for any debts or liabilities of the Association.

Section 5. Transfer of Membership—Withdrawal.

(a) Membership in the Association and certificates representing such membership shall not be transferable, except that, in case of a merger or consolidation of a member with another corporation, membership may be vested in the successor corporation, provided the latter is eligible for membership.

(b) Withdrawal from membership and retirement of membership certificates may be accomplished in the manner prescribed in the Act. For the purpose of sections of the Act referring to the par value of a member’s holdings, the par value of membership certificates which constitute such holdings shall be the amount of the membership fee prescribed for the applicable class of membership in Article II, Section 3, Subsection (a) of these Bylaws.

Section 6. Effect of Termination of Membership.

Termination of membership in any manner shall operate as a release of all right, title, and interest of the member in the property and assets of the Association; provided, however, that such termination of membership shall not release the member from debts or liabilities of such member to the Association.

Section 7. Member Suspension.

(a) The Board of Directors of the Association may suspend members as provided in this Bylaw, and as permitted by law. The Board of Directors may suspend a member upon an affirmative vote of two-thirds of the Board of Directors present and voting, for one or more of the following reasons (“Suspension Reasons”): (i) if required by applicable law; (ii) for failure by the member to timely pay any amounts due to the Association, which failure shall continue beyond any applicable grace period; (iii) failure by the member to comply with the Articles of Incorporation and the Bylaws of the Association; (iv) if the member legally dissolves or otherwise ceases to exist (except to the extent that such dissolution is covered by the terms of Section 5(a) of this Article II); or (v) if the member voluntarily requests that its membership be suspended.

(b) Other than in the case of a voluntary membership suspension, the Association shall provide written notice, including the underlying Suspension Reason, to any member being considered for suspension, not less than thirty (30) days prior to the date when the Board of Directors shall vote on the proposed suspension. Such member shall have the opportunity to comment on the proposed suspension within fifteen (15) days of the date of such notice. The notice will inform the member of its right to comment on the proposed suspension.

(c) A suspended member forfeits and relinquishes all rights provided in the Articles of Incorporation and the Bylaws of the Association, including, but not limited to, any voting rights, or privileges, provided, however, that such suspension of membership rights shall not release the member from debts or liabilities of such member to the Association or in any other way affect the debts and liabilities of such member to the Association and will not entitle the suspended member to the payment of any fees or other amounts due from the Association other than when due and payable in the ordinary course.

(d) The Board of Directors may lift the suspension of a member upon an affirmative vote of two-thirds of the Board of Directors present and voting.

ARTICLE III—Meetings of Members

Section 1. Annual Meeting.

The annual meeting of the members shall be held each calendar year at such time and place, or by means of remote communication, as shall be designated by the Board of Directors in the notice of the meeting, for the purpose stated in the notice and for transacting such other business as may come before the meeting. In the event that the national welfare or the best interest or convenience of the Association shall, in the judgment of the Board of Directors, demand a postponement or advancement of the annual meeting, such annual meeting may be postponed for a period not exceeding 180 days, or advanced not more than 90 days, by the Board of Directors, and all members shall be notified of the postponement or advancement, and the date fixed for the postponed or advanced annual meeting, and such annual meeting when so held in accordance with such notice shall be and constitute the regular annual meeting of members in as full, complete, and ample a manner as though held on the date originally fixed for the meeting. Failure to hold the annual meeting at the designated time shall not work a forfeiture or dissolution of the Association.

Section 2. Special Meetings.

Special meetings of the members may be called by the President, by the Board of Directors, or upon a written request signed by at least ten per cent (10%) of all the members and it shall thereupon be the duty of the Secretary to cause notice of such meeting to be given as hereinafter provided. Special meetings of the members may be held at any place specified in the notice of the special meeting or by means of remote communication as specified in the notice of the special meeting.

Section 3. Participation in Meetings.

If provided for in the notice of members’ meetings pursuant to Article III, Section 4 of these Bylaws, members may participate in any annual meeting, district meeting or special meeting of the members by means of remote communication, subject to such guidelines and procedures as the Board of Directors shall adopt in conformity with applicable law. Participation in a meeting of the members by these means shall constitute presence in person at such meeting.

Section 4. Notice of Members’ Meetings.

Written or printed notice stating the place, if any, day, and hour of the meeting, the purpose or purposes for which the meeting is called and the means of remote communication (if any) by which the members may be deemed to be present in person and vote at such meeting shall be delivered not less than thirty (30) days before the date of the meeting, either personally, by mail, or by any alternative method permitted by applicable law, by or at the direction of the Secretary, or by the persons calling the meeting, to each member. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, in a sealed envelope, addressed to the member at the member’s address as it appears on the records of the Association, with postage thereon prepaid. The failure of any member to receive notice of an annual or special meeting of the members shall not invalidate any action which may be taken by the members at any such meeting.

Section 5. Quorum.

Except as otherwise provided in Article IV, Section 5, the presence of representatives, whether in person or voting either by mail or means of electronic transmission, of at least ten percent (10%) of the total number of members of the Association shall constitute a quorum for the transaction of business at all meetings of the members. In the event that less than a quorum as herein provided shall be present at any regular or special meeting, a majority of those present may adjourn the meeting from time to time without further notice.

Section 6. Voting.

(a)Each member shall be entitled to one vote and no more upon each matter submitted to a vote at all meetings of the members. In the event the representative of a member is absent, or is unable or refuses to act, an alternate designated by such member shall act as the representative of the member and shall cast the vote of such member. However, if both the representative and alternate of such member shall fail to act, then the President of such member may represent and cast the vote of such member as provided in Article III, Section 7 of these Bylaws. No individual may represent more than one member and proxy voting is prohibited in all meetings.

(b)The Association will permit each member to cast its ballot for director elections and other properly noticed motions and resolutions either by mail or means of electronic transmission. The notice of meeting shall specify the acceptable methods of transmission. A member who expects to be absent may submit a signed vote if such absent member has been previously notified in writing of the exact motion or resolution to be submitted to a vote. Such signed vote must (i) be on the ballot form provided by the Association, and (ii) be received and counted by the Association at its principal office during regular office hours on or before the fifth business day next preceding the date of the meeting or any adjournment thereof, as the case may be; provided, that any signed vote shall be valid unless the signed vote itself is subsequently revoked by another signed vote delivered later in time and complying with the requirements of this section. The presence in person of a duly registered representative of a member at a meeting or any adjournment thereof pursuant to Article III, Section 7 shall not revoke any signed vote theretofore submitted for such meeting or such adjournment thereof, as the case may be, unless such duly registered representative requests in writing that the signed vote be revoked at the time of registration. In the event that a duly registered representative of a member makes such a request, such person shall be entitled to vote in the same manner and with the same effect as if no signed vote has been submitted.

(c)The ballot form provided by the Association must:

(i)set forth and describe a proposed action upon which a member is asked to vote or act;
(ii)provide an opportunity to vote on the matter; and
(iii)instruct the member how to complete and return the ballot.

Section 7. Member Representatives and Alternates.

Each member admitted to membership pursuant to Article II, Section 3 of these Bylaws shall be entitled to select either by vote of its membership or its Board of Directors one of its members, directors, or employees to act as the representative, and one such person to act as the alternate, of such member at the meetings of the Association. Such representative or alternate when so selected shall continue to be the representative or alternate, respectively, of such member until the representative or alternate shall resign or the member shall have selected a successor representative or alternate and shall have so notified the Secretary of the Association in writing. In the event any member shall fail to select a representative or alternate as herein provided or the representative or alternate selected by such member shall be unable to serve or for any cause fail to so serve, the President of the member shall serve as its representative and cast its vote. To participate in any meeting of the Association, a member’s representative or alternate shall first be certified to the Association in a manner determined by the Board of Directors of the Association.

Section 8. Order of Business.

The order of business at the annual meeting of the members, and so far as applicable and possible at all other meetings of the members, shall be essentially as follows:

1. Enrollment and determination of a quorum.

2. Reading of the notice of the meeting and proof of the mailing thereof, or of the waiver or waivers of notice of the meeting, as the case may be.

3. Reading of unapproved minutes of previous meetings of the members and the taking of necessary action thereon.

4. Presentation and consideration of reports of officers, directors, and committees.

5. Unfinished business.

6. New business.

7. Adjournment.

Section 9. Conduct at Member Meetings.

In addition to the application of Robert’s Rules of Order provided for in Article XIII, Section 4, the presiding officer at any member meeting:

a)May remove, or provide for the removal of any person or persons from any member meeting for unruly, disruptive, or similar behavior; and

b)May use reasonable discretion necessary to conduct the member meeting in an efficient and effective manner.

ARTICLE IV—Directors

Section 1. Number and General Powers.

The business and affairs of the Association shall be managed by a Board of up to twenty-three Directors, which shall exercise all of the powers of the Association except such as are by law, the Articles of Incorporation, or these Bylaws conferred upon or reserved to the members.

Section 2. First Board of Directors.

(a) The persons named in the Articles of Incorporation of the Association as members of the First Board of Directors shall compose the board until they are succeeded by a board elected by members of the Association other than its charter members, or until their successors shall have been otherwise elected and shall have qualified.

(b) In the event that applicants for Class A, Class B, Class C, and Class D membership shall not have been admitted into membership in the Association by July 1, 1970, in lieu of the nominating and election procedures prescribed in this Article, the First Board of Directors shall make such provision as the board shall deem appropriate for the nomination and election of the first elected Board of Directors and the selection of nominating committees in each district, to be conducted at the first regular annual meeting of members, or at a special meeting of members duly called for such purposes, after members, other than charter members, shall have been admitted to membership in all eleven districts. Thereafter, the procedures prescribed in this Article for the nomination and election of directors shall be followed.

Section 3. Districts.

(a) There shall be ten districts as follows:

No. 1:    Maine, Vermont, New Hampshire, Massachusetts, New York,     Connecticut, Rhode Island, New Jersey, Pennsylvania, Delaware, Maryland, Virginia, and North Carolina.

No. 2:     South Carolina, Georgia, Florida, and all territories, possessions, and commonwealths of the United States bordering upon or in the Atlantic Ocean.

No. 3:     Kentucky, Tennessee, Mississippi, and Alabama.

No. 4:     Michigan, Indiana, Ohio, and West Virginia.

No. 5:     Wisconsin, Iowa, and Illinois.

No. 6:     North Dakota, South Dakota, and Minnesota.

No. 7:     Wyoming, Nebraska, Colorado, and Kansas.

No. 8:     Oklahoma, Missouri, Arkansas, and Louisiana.

No. 9:     Washington, Montana, Idaho, Oregon, Nevada, California, Utah, Alaska, Hawaii, and all territories, possessions, and commonwealths of the United States bordering upon or in the Pacific Ocean.

No. 10:     Arizona, New Mexico, and Texas.

(b) Each district shall be represented by two board members.

(c) In each district, one of the two positions on the Board of Directors shall be designated “Position D” and the other “Position M.” No person shall be eligible to become or remain a “Position D” director who is not a trustee or director of a member organization within the district; and no person shall be eligible to become or remain a “Position M” director who is not a chief executive of a member organization within the district. A person who is both a chief executive and a trustee or director of member organizations shall not be eligible to become or remain a “Position D” director.

(d) At all stages of the nominating and election process prescribed in this Article IV, there shall be clearly stated in all notices and petitions and on all ballots the designation of the position to which a candidate is to be elected.

(e) The two directors in each district shall not represent members from the same state, except where only one state within the district has members.

(f)In the event a member conducts operations in more than one state or district, it shall be deemed to be a member within the state or district in which its principal headquarters is located: except that upon the request of such a member, the Board of Directors may designate that for purposes of this section the member is located in a state or district in which it conducts operations, other than the state or district in which its principal headquarters is located.

(g) The Class D member shall continue to appoint two (2) directors to serve on the Board of Directors until the 2027 annual meeting of members, at which time the terms of such directors shall be terminated. The directors appointed by the Class D member shall not be subject to the restrictions set forth in Article IV, Section 8(a) below.

Section 4. At-Large Director Positions.

(a) Prior to the 2027 annual meeting of the members, twenty (20) directors are elected from the districts described in Article IV, Section 3 above, two (2) directors are appointed by the Class D member to serve on the Board of Directors until the 2027 annual meeting of members and an additional director that meets the qualifications set forth in Article IV, Section 8(b) below is elected to serve on the Board of Directors of the Association. After the 2027 annual meeting of the members, in addition to the twenty (20) directors elected from the districts described in Article IV, Section 3 above, there shall be three additional directors (the "At-Large Directors") elected to serve on the Board of Directors of the Association.

(b) The At-Large Directors shall be:

(i)an At-Large Director that meets the qualifications set forth in Article IV, Section 8(b) below (the “Financial Expert At-Large Director”);

(ii)an At-Large Director representing the Class B members that meets the qualifications set forth in Article IV, Section 8(c) below (the “Class B At-Large Director”); and

(iii)an At-Large Director representing the Class D members that meets the qualifications set forth in Article IV, Section 8(d) below (the “Class D At-Large Director”).

(c) The Class B At-Large Director and Class D At-Large Director shall be elected for the first time by the members at the 2027 annual meeting of the members.

(d) The At-Large Directors shall each be elected by the members in the manner set forth in Article IV, Section 6(c) below.

(e) The Financial Expert At-Large Director shall serve on the Audit Committee described in Article V.

Section 5. District Meetings.

The Board of Directors each year shall call a separate meeting of the members in each district, as established by Section 3 of this Article, for the purpose of electing a nominating committee, or electing directors or both, as the case may be. Such district meeting shall be held each calendar year at such place within or without said district or by means of remote communication as shall be designated by the Board of Directors. Notice of such meeting shall be given in accordance with the provisions of Article III, Section 4 and shall specify the persons to act as chairman and secretary of the meeting and the business to come before the meeting, including the names of any director candidates to be voted upon and information about the director candidates. The Board of Directors shall designate one of the directors from such district to act as chairman and the other director from such district to act as secretary of the meeting, or in the absence of either, the members present shall elect a chairman or secretary, as required. The presence of representatives, whether in person or voting either by mail or means of electronic transmission, of at least ten percent (10%) of the total number of members of the Association in each district shall constitute a quorum for the transaction of business at each district meeting.

Section 6. Nominations and Elections.

(a) All candidates for election to the Board of Directors from each district shall be nominated and elected in the following manner:

(i)    At the next district meeting before that at which candidates are to be elected to a position on the board from such district, a nominating committee shall be elected composed of one person from each state within the district, each of which persons must be a trustee, director, or chief executive of a member.

(ii)    The Board of Directors in its call for a district meeting, as provided in Section 5 of this Article, shall specify the method of electing the nominating committee.

(iii)    The nominating committee shall, at least 90 days before the district meeting at which candidates for the Board are to be elected, submit to the Secretary of this Association the names of two or more nominees for each position in the District for which an election is to be held, together with a statement as to each nominee’s background, qualifications, availability, and eligibility to serve, if elected.

(iv)    In the event a nominating committee has not been elected, or fails to select at least two nominees for each position for which an election is to be held or otherwise fails to comply with the provisions of this Section 6, the Board of Directors shall, on behalf of the nominating committee, name the nominees or as many nominees as shall be necessary to complete a full slate, and said nominations made by the Board of Directors, together with nominations made by petition, if any, in accordance with subsection (a)(v) of this Section 6, shall be voted upon at the district meeting held pursuant to subsection (a)(vii) of this Section 6.

(v)    In addition to the nominees selected pursuant to Article IV, Sections 6(a) (iii) or (iv) above, other nominations of candidates for positions within the District may be made by petition of one-fourth of the members within the district and submitted to the Secretary of the Association at least 60 days prior to the district meeting together with a statement of the nominee’s background, qualifications, availability, and eligibility to serve, if elected.

(vi)    No nominations from the floor shall be permitted at district meetings.

(vii)    At the next district meeting before the annual meeting at which the term of a director representing such district is due to expire, the members within the district shall elect a director to such position on the Board of Directors who shall fill such position immediately after the next ensuing annual meeting. Voting shall be by written ballot submitted in person by a representative or through a vote submitted either by mail or means of electronic transmission. The notice of meeting shall specify the acceptable methods of transmission. Each member within the district shall be entitled to one vote. The ballots shall be furnished by the Secretary of the Association and shall contain the names of all eligible nominees and the member which each represents. The nominee receiving the highest number of votes shall be elected. In the event of a tie vote, the individual presiding over the meeting shall prescribe a manner for a winning candidate to be selected by drawing lots by, or on behalf of, the candidates tied with the highest number of votes at such meeting.

(b) At-Large Director elections shall take place at the annual meeting.

(i)For the At-Large Director positions up for election at the next annual meeting, at least two candidates satisfying the requirements set forth in Article IV, Section 8 for each position shall be nominated by the Board of Directors and no other nominations shall be permitted.

(ii)The names of the candidates nominated by the Board of Directors to fill the At-Large Director positions shall be included on written ballots provided in advance of the annual member meeting. Information regarding the nominee’s background, qualifications, and other information the Board of Directors deems relevant shall also be provided in advance of the annual member meeting. No nominees from the floor shall be permitted for the At-Large Director elections at the annual meeting. Voting shall be by written ballot submitted in person by a representative or through a vote submitted either by mail or means of electronic transmission as described in Section 6(a)(vii) of this Article and each member shall have one vote for each At-Large Director. In the event of a tie vote, the individual presiding over the annual meeting shall prescribe a manner for the winning candidate to be selected by drawing lots by, or on behalf of, the candidates tied with the highest number of votes.

Section 7. Tenure of Office.

(a) At the first meeting of the board elected at the annual meeting held in 1971, the directors shall be divided by lot into three classes, two consisting of seven directors each, the third of eight directors. The directors of the first class shall hold office for a term of one year; the directors of the second class shall hold office for a term of two years; the directors of the third class shall hold office for a term of three years.

(b) Upon the expiration of each of said terms, directors elected thereafter shall serve for terms of three years or until their successors shall have been elected and shall have qualified.

(c) No director shall be elected to serve more than two consecutive full three-year terms.

(d) Except with respect to the At-Large Director positions, when a vacancy occurs on the Board of Directors, the remaining directors may by a majority vote elect a successor director to fill the vacant position, to hold office until the next succeeding district meeting. At such next meeting, a successor director shall be elected by the members in the district to fill the vacant position, to hold office for the balance of the term for said position; and in connection with this election, the Board of Directors shall make such provision as the board shall deem appropriate for the nomination of the candidates to be voted on by the members in the district. If a vacancy occurs in an At-Large Director position, the remaining directors may by a majority vote elect a successor director to fill the vacant position, to hold office until the next annual meeting at which time the At-Large Director position may be filled in the manner set forth in Article IV, Section 6(b) above. Any successor At-Large Director elected in the manner set forth in Article IV, Section 6(b) shall hold office for the balance of the term for said position.

Section 8. Qualifications.

(a) Except with respect to the At-Large Directors, no person shall be eligible to become or remain a director of the Association who is not a director or trustee, or a chief executive of a member that is not suspended pursuant to Article II, Section 7, or who, except with respect to directors serving as an At-Large Director, is a member of the governing board, or a director of any other organization of members which has national membership consisting of organizations which hold Class A, Class B or Class C memberships in this Association, and if such Class A, Class B and Class C members holding memberships in the organization are domiciled in at least 80 percent of the states in the United States.

(b) No person shall be eligible to become or remain the Financial Expert At-Large Director unless the person:

    (i) is a trustee, director, chief executive or chief financial officer of a member of the Association or holds a comparable position of a member of the Association;

    (ii) has such qualifications as may be required from time to time by the Securities and Exchange Commission (“SEC”), or other governmental agency or authority, or any national stock exchange on which the Association has listed any of its securities (“NSE”) as a condition of serving on the Board of Directors as an Audit Committee Financial Expert (as defined by the SEC) or comparable position; and

    (iii) is not an employee of the Association and is otherwise independent, as defined by the SEC or other governmental agency or authority, or a NSE.

(c)No person shall be eligible to become or remain the Class B At-Large Director unless the person is a chief executive, chief financial officer or in another executive staff position of a Class B member of the Association.

(d)No person shall be eligible to become or remain the Class D At-Large Director unless the person is a director of a Class D member of the Association.

(e) The Board of Directors shall determine whether candidates for the At-Large Director positions have all of the aforesaid qualifications and whether the At-Large Directors continue to satisfy such requirements.

(f) Upon establishment of the fact that a director is holding the office of director of this Association in violation of this section of the Bylaws, the term of such director shall be deemed to have automatically expired and such vacant position may be filled by the remaining directors pursuant to Article IV, Section 7(d) above.

(g) Nothing contained in this section shall affect in any manner whatsoever the validity of any action taken at any meeting of the board.

Section 9. Meetings.

(a) A regular meeting of the board shall be held within 30 days after the annual meeting of members. Regular meetings of the board shall also be held at such times and places within or without the District of Columbia as designated by the board. Such regular meetings may be held without notice other than in the resolution of the board fixing the time and place thereof.

(b) Special meetings of the board may be called by the President or by any seven directors, and it shall thereupon be the duty of the Secretary to cause notice of such meeting to be given as hereinafter provided. The President or directors calling the meeting shall fix the time and place for the holding of the meeting.

(c) Written notice of the time, place, and purpose of any special meeting of the board shall be delivered to each director by mail or by any alternative method permitted by applicable law, or upon a default in duty by the Secretary, by the President, or the directors calling the meeting. Such notice, if mailed, shall be deemed to be delivered when deposited in the United States mail addressed to the director at the director’s address as it appears on the records of the Association, with postage prepaid, at least ten days before the date set for this meeting.

(d) Any regular meeting or special meeting of the Board of Directors or a committee of the Board of Directors may be conducted with absent directors participating, and deemed present in person, through any means of communication by which all directors participating in the meeting may reasonably and verifiably identify themselves, and simultaneously and approximately instantaneously communicate with each other during the meeting.

(e) Any action required or permitted to be taken at a meeting of the Board of Directors or a meeting of a committee of the Board of Directors may be taken without a meeting if a writing setting forth and approving the action taken shall be signed by all of the directors entitled to vote on such action. In such case, such consent shall have the same force and effect as if a meeting had been held.

Section 10. Quorum.

A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting; provided that if less than a majority are present at said meeting, a majority of those present may adjourn the meeting from time to time without further notice. Notwithstanding the foregoing, the Board of Directors may set the number of directors necessary for a quorum during an emergency at the lowest level permissible by law. An emergency exists for purposes of this Article IV if a quorum of the Association’s directors cannot readily be assembled, either in person or as permitted in Article IV, Section 9(d), because of some catastrophic event (e.g. fire, flood, storm, acts of war or rebellion, acts of terrorism, acts of the public enemy, etc.).

Section 11. Manner of Acting.

The act of the majority, or such higher percentage if required for a particular action, of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 12. Compensation.

Directors shall receive a fixed sum as established by the Board of Directors for their respective services for a designated period or periods of time defined by the Board of Directors with such sum to be prorated for any portion of those periods of time served. As authorized by the board, directors may be reimbursed for expenses actually and necessarily incurred in attending meetings of the board and in carrying out board business, or granted a reasonable per diem allowance by the board in lieu of detailed accounting for expenses.

ARTICLE V—Committees

The Board of Directors, in addition to other powers and authorities granted to it by law and these Bylaws, shall appoint such committees as it may deem proper and define the duties and prescribe the authority which such committees may exercise, which may include, without limitation, an audit committee (the “Audit Committee”).

ARTICLE VI—Officers

Section 1. Number.

The officers of the Association shall be a President, Vice President, Secretary-Treasurer, and such other officers as may be determined from time to time by the Board of Directors.

Section 2. Election and Term of Office.

(a) The officers shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the members, but no later than thirty days thereafter. The President, Vice President, and Secretary-Treasurer must be members of the Board of Directors.

(b) Each officer shall hold office until the organization meeting of the Board of Directors held during or following the next succeeding annual meeting of the members, or until a successor shall have been duly elected and shall have qualified, subject to the provisions of these Bylaws with respect to the removal of officers.

(c) The incumbent Board of Directors serving for the ensuing year shall determine whether the election of officers shall be during, or subsequent to the adjournment of, the next annual members meeting. In lieu of such determination, the President shall specify in the agenda the time that the election of officers shall be conducted by the Board.

Section 3. Removal.

Any officer or agent elected or appointed by the Board of Directors may be removed by a majority of the full Board of Directors whenever in its judgment the best interests of the Association would be served thereby.

Section 4. Vacancies.

Except as otherwise provided in these Bylaws, a vacancy in any office may be filled by the Board of Directors for the unexpired portion of the term.

Section 5. President.

The President shall:

(a) except as provided for in Article IV, Section 5, preside at all meetings of the members and of the Board of Directors;

(b) sign with the Secretary certificates of membership, the issuance of which shall have been authorized by resolution of the Board of Directors, and may sign any deeds, mortgages, deeds of trust, notes, bonds, contracts, certificates, or other instruments authorized by the Board of Directors to be executed, except in cases in which the signing and execution thereof shall be delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Association, or shall be required by law to be otherwise signed or executed from time to time; and

(c) in general perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 6. Vice President.

In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President shall perform the duties of the President, and, when so acting, shall have the powers of and be subject to all the restrictions upon the President and shall perform such other duties as from time to time may be assigned by the Board of Directors.

Section 7. Secretary-Treasurer.

The Secretary-Treasurer shall perform or cause to be performed the following duties:

(a) keep the minutes of the meetings of the members and the meetings of the Board of Directors in one or more books provided for that purpose;

(b) be custodian of the corporate records and of the seal of the Association and have general charge of the books of the Association; and

(c) in general perform all the duties incident to the office of the Secretary-Treasurer and such other duties as from time to time may be assigned by the Board of Directors.

Section 8. Governor and Chief Executive Officer (“CEO”).

The Board of Directors shall appoint a Governor to serve as the chief executive officer of the Association. The Governor shall be responsible for carrying out the policies of the Association and, except as to matters specifically reserved to the Board of Directors and the officers in these Bylaws or by law, shall supervise the conduct of the day-to-day business of the Association. The Governor or the Governor’s designee may sign or countersign any deeds, mortgages, deeds of trust, notes, bonds, contracts, certificates, or other instruments authorized by the Board of Directors to be executed except in cases in which such signing or countersigning shall be delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Association or shall be required by law to be otherwise signed or countersigned.

Section 9. Bonds of Officers.

The Board of Directors shall require the Secretary-Treasurer or any other officer or employee of the Association charged with responsibility for the custody of any of its funds or property to give bond, the premium for which shall be paid by the Association, in such sum and with such surety as the Board of Directors shall determine.

Section 10. Reports.

The officers of the Association shall submit at each annual meeting of the members reports covering the business of the Association for the previous fiscal year and showing the condition of the Association at the close of such fiscal year.

ARTICLE VII—Removal of Directors and Officers

A director or officer may be removed with or without cause, by a vote of two-thirds of the members voting in person or through a vote submitted either by mail or means of electronic transmission, in accordance with Article III, Section 6 hereof at a regular or special meeting. The director or officer involved shall have an opportunity to be heard at said meeting. A vacancy caused by any such removal shall be filled by the vote provided in the Bylaws for election of directors or officers, as the case may be.

ARTICLE VIII—Contracts, Checks, and Deposits

Section 1. Contracts.

Except as otherwise provided in these Bylaws, the Board of Directors may authorize any officer or officers, agent or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Association, and such authority may be general or confined to specific instances.

Section 2. Checks, Drafts, Etc.

All checks, drafts, or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Association shall be signed by such officer or officers, agent or agents, or employee or employees of the Association and in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 3. Deposits.

All funds of the Association shall be deposited from time to time to the credit of the Association in such bank or banks as the Board of Directors may select.

ARTICLE IX—Waiver of Notice

Any member, director, or officer may waive, in writing, before or after the meeting, any notice of meetings required to be given by these Bylaws.

ARTICLE X—Irregularities in Notice

Irregularities in the giving of any notice or the holding of any meeting provided for in these Bylaws shall not invalidate any action taken at such meeting.

ARTICLE XI—Allocation and Distribution of Net Savings

Section 1. Nonprofit Operation.

The Association shall at all times be operated on a cooperative nonprofit basis for the primary and mutual benefit of its patrons. No interest or dividends shall be paid or payable on its certificates of membership.

All net savings, representing the excess of revenues over operating costs and expenses, shall be received by the Association with the understanding that they are furnished by its patrons as capital and that the Association is obligated to pay by credits to a capital account and the reserve funds set up in Section 2 of this Article for each patron all such amounts in excess of operating costs and expenses, to patrons in proportion to their patronage.

Section 2. Reserve Funds.

At the close of each fiscal year, not less than ten percent (10%) of the net savings of the Association as determined by the Board of Directors shall be placed in a reserve fund until such time as the fund shall equal at least fifty-percent (50%) of the capital paid-up. The amounts so placed in the reserve fund may be used in the general conduct of the Association business and shall be allocated on the books of the Association to patrons in proportion to their patronage, or in lieu of such allocation, the books and records of the Association shall afford a means for doing so. Such reserves against bad debts and losses, and other reserves, shall be established as in the judgment of the Board of Directors are sufficient to assure the solvency of the Association and the achievement of its purposes, and to meet its obligations as they mature.

Section 3. Educational Fund.

At the close of each fiscal year at least 1/4 of 1 per centum of the net savings of the Association, or such higher per centum as may be set by the Board of Directors, shall be placed in an educational fund to be used in teaching patrons the principles of cooperation.

Section 4. Patronage Capital Certificates.
(a) The books and records of the Association shall be set-up and kept in such a manner that at the end of each fiscal year the amount of patronage capital, if any, in the form of net savings so furnished by each patron is clearly reflected and credited in an appropriate record to the capital account of each patron. The Association may issue Patronage Capital Certificates, in form prescribed by the Board of Directors, which shall reflect the amount of patronage so credited to the patron’s account. No dividends or interest shall be payable on such certificates. All such amounts credited to the capital account of any patron shall have the same status as though they had been paid to the patron in cash in pursuance of a legal obligation to do so and the patron had then furnished the Association corresponding amounts for capital.

(b) All other amounts received by the Association from its operations in excess of costs and expenses shall, insofar as permitted by law, be (a) used to offset any losses incurred during the current or any prior fiscal year, and (b) to the extent not needed for that purpose, allocated to its patrons on a patronage basis and any amount so allocated shall be included as a part of the capital credited to the accounts of patrons, as herein provided, or in lieu of such allocation, the books and records of the Association shall afford a means for doing so.

(c) In the event of dissolution of the Association, outstanding Patronage Capital Certificates, if any, or the amounts of patronage capital reflected on the books and records of the Association shall be retired without priority on a pro rata basis in accordance with the provisions of Article IX of the Articles of Incorporation. If, at any time prior to dissolution, the Board of Directors shall determine that the financial condition of the Association will not be impaired thereby the capital then credited to patrons’ accounts and the Patronage Capital Certificates evidencing same, if any, may be retired in full or in part. After February 11, 1992, the Board of Directors shall determine the method, basis, priority, and order of retirement, if any, for all amounts thereafter furnished as capital.

(d) Capital credited to the account of each patron and Patronage Capital Certificates, if any, are not assignable or transferable except as the Board of Directors, acting under policies of general application, shall determine otherwise.

(e) The patrons of the Association, by dealing with the Association, acknowledge that the terms and conditions of the Articles of Incorporation and Bylaws shall constitute and be a contract between the Association and each patron, and both the Association and the patron are bound by such contract as fully as though each patron had individually signed a separate instrument containing such terms and provisions.

ARTICLE XII—Seal

The corporate seal of the Association shall be in the form of a circle and shall have inscribed thereon the name of the Association and the words “Corporate Seal, District of Columbia.”

ARTICLE XIII—Miscellaneous

Section 1. Fiscal Year.

The dates when the fiscal year of the Association shall begin and end shall be fixed by the Board of Directors.

Section 2. Books; Auditing.

The Board of Directors shall cause to be established and maintained a complete accounting system. The board shall after the close of each fiscal year cause to be made by a Certified Public Accountant a full and complete audit of the accounts, books, and financial condition of the Association as of the end of such fiscal year. A written report of the audit, conforming with the requirements of the Act shall be submitted to the annual meeting of the members of the Association.

Section 3. Annual Report.

An annual report shall be prepared and filed as required by the Act and a copy thereof shall be kept on file at the principal office of the Association.

Section 4. Rules of Order.

The conduct of the meetings of this Association and its committees shall be governed by the latest available revision of Robert’s Rules of Order except as such rules may be inconsistent with these Bylaws.

Section 5. Waiver of Notice of Meetings.

Whenever any notice is required to be given of any meeting by law or by the provisions of these Bylaws, a waiver thereof in writing signed by the person or persons or on behalf of the organization or organizations entitled to receive such notice, whether before or after the date and time stated therein, shall be equivalent and have the same effect as the giving of such notice. Presence without objection at a meeting of a person or on behalf of an organization entitled to notice of the meeting shall also constitute waiver of notice.

ARTICLE XIV — Indemnification and Insurance

Section 1. Right to Indemnification. Each Indemnitee shall be indemnified and held harmless by the Association to the fullest extent authorized by law, as the same exists or may hereafter change (but, in the case of any such change, only to the extent that such amendment permits the Association to provide broader indemnification rights than said law permitted the Association to provide prior to such change), against all Loss reasonably incurred by an Indemnitee in connection with a Proceeding. Notwithstanding the foregoing, except as provided in Section 3 of this Article XIV with respect to Proceedings seeking to enforce rights to indemnification, the Association shall indemnify any such Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article XIV shall include the right of the Indemnitee to be paid by the Association for expenses (including reasonable attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition. However, such an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Association of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by Final Adjudication that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

Section 3. Right of Indemnitee to Bring Suit.

(a) Right to bring suit. If a claim under Section 1 or Section 2 of this Article XIV is not paid in full by the Association within 30 days after a written claim has been received by the Association (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days), the Indemnitee may at any time thereafter bring suit against the Association to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Association to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.

(b) Defense. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right of an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Association to recover an advancement of expenses pursuant to the terms of an undertaking, the Association shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard for indemnification.

(c) Presumptions. Neither the failure of the Association (including its Board of Directors, independent legal counsel or members) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Association (including its Board of Directors, independent legal counsel or members) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Association to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XIV or otherwise shall be on the Association.

Section 4. Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article XIV shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of

Incorporation, provision of these Bylaws, agreement, vote of members or disinterested directors or otherwise.

Section 5. Insurance. The Association may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Association or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Association would have the power to indemnify such person against such expense, liability or loss under applicable law.

Section 6. Indemnification of Employees and Agents of the Association. The Association may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to the advancement of expenses, to any employee or agent of the Association to the fullest extent of the provisions of this Article XIV with respect to the indemnification and advancement of expenses of directors and officers of the Association.

Section 7. Contract Rights. The rights to indemnification and to the advancement of expenses conferred in Section 1 and Section 2 of this Article XIV shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8. Definitions. For purposes of this Article XIV:

“Final Adjudication” means a final judicial decision from which there is no further right to appeal.

“Indemnitee” means each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or an officer of the Association or at the request of the Association is or was serving as a director, officer, employee or agent of or providing services under a management agreement to any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent.

“Loss” means expense, liability and loss (including, without limitation, reasonable attorneys’ fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement).

ARTICLE XV—Amendments

These Bylaws may be altered, amended, or repealed by the affirmative vote of not less than two-thirds (2/3) of the members present and voting at any regular or special meeting either in person or through a vote submitted either by mail or means of electronic transmission, in accordance with Article III, Section 6 hereof. At such regular or special meeting, notice of such meeting shall contain a copy of the proposed alteration, amendment, or repeal. After any alteration, amendment, or repeal of these Bylaws has been adopted, all members shall be notified of such action as soon as is conveniently possible.

It shall require the affirmative vote of two-thirds (2/3) or more of all members in each of the 11 districts, voting either in person or through a vote submitted either by mail or means of electronic transmission, in accordance with Article III, Section 6 hereof, to amend, alter, or repeal Section 2(b) of Article I or this sentence of these Bylaws.